UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 16, 2018
(Date of Earliest event reported)

FIRST NORTHERN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	68-0450397
(State of Incorporation)	(IRS Employer ID Number)

000-30707
(Commission File No.)

First Northern Community Bancorp
195 North First Street, P.O. Box 547, Dixon, California	95620
(Address of principal executive offices)	(Zip Code)

 (707) 678-3041
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of and Compensatory Arrangements with Kevin Spink as Chief Financial Officer

On January 16, 2018, First Northern Community Bancorp (the "Company") announced that Kevin Spink, age 39, had been appointed as the Company's Executive Vice President/Chief Financial Officer, effective February 1, 2018.  He will report to Jeremiah Z. Smith, the Company's Senior Executive Vice President/Chief Operating Officer and will be involved with committees of the Company's Board of Directors, including sitting on its Asset/Liability Committee, and serving as a participating member of the Deposit Product Pricing Committee, the Community Reinvestment Act Committee, the Information Services Steering Committee and the Profit Sharing Committee.

Mr. Spink joined the Company in 2016 as the Company's Vice President/Corporate Controller.  In 2017 he was promoted to Senior Vice President/Corporate Controller.  Mr. Spink has a B.S. in Business Administration with a concentration in Accounting from California State University, Chico, and he is a Certified Public Accountant, licensed in California.  In 2012, Mr. Spink graduated from the Pacific Coast Banking School at the University of Washington in Seattle.  He is also a member of the American Institute of Certified Public Accountants.  Prior to joining the Company, Mr. Spink was employed at Rabobank N.A., serving first as its Vice President and Director of Financial Reporting and later as its Senior Vice President and Chief Accounting Officer.

During his tenure as Executive Vice President/Chief Financial Officer, Mr. Spink will receive an annual base salary of $190,000 and will be eligible to participate in the Company's Annual Incentive Plan.

The Company and Mr. Spink also entered into a participation agreement dated as of August 1, 2017 (the "Participation Agreement"), pursuant to which Mr. Spink will be eligible to participate in the Company's Supplemental Executive Retirement Plan.  The Participation Agreement amends the Company's Supplemental Executive Retirement Plan to provide that if Mr. Spink's employment terminates or in the event Mr. Spink terminates his employment voluntarily for "Good Reason" within 24 months after a "Change-in-Control," he will receive, in lieu of any other benefits payable under the Plan, the greater of:

1.
A lump sum payment actuarially equivalent to the normal retirement benefit under the Plan with the following changes: (a) the target retirement percentage used will assume service to age 65, and (b) the profit sharing benefit and Social Security benefit will be determined as of the 1st of the year of termination; or

2.	A lump sum payment actuarially equivalent to the benefit Mr. Spink would receive from the Plan without regard to the change in control provisions.

The Participation Agreement defines "Change-in-Control" as the first to occur of any of the following events:

(a)
The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of First Northern Community Bancorp immediately before the merger or consolidation;

(b)
A person or persons acting in concert become the beneficial owner of 20% or more of a class of the Company's voting securities, unless beneficial ownership of the Company's voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities or voting shares held by an employee benefit plan maintained for the benefit of First Northern Bank of Dixon's employees; or

(c)
During any period of two consecutive years, individuals who constitute the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's Board of Directors.

The Participation Agreement defines "Good Reason" as any of the following:

(a)	A material reduction in the Executive's title or responsibilities;
(b)	A reduction in base salary as in effect on the date of Change-in-Control;
(c)	The relocation of the Executive's principal executive office so that Executive's one-way commute distance from Executive's residence is increased by more than 40 miles;
(d)
The failure by the Company to continue to provide the Executive with compensation and benefits substantially similar to those provided under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed at the time of Change in Control; or

(e)	The failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement.

Mr. Spink and members of his immediate family were customers of and engaged in banking transactions with First Northern Bank in the ordinary course of business in 2016 and 2017.  Such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2018	First Northern Community Bancorp (Registrant)

/s/ Jeremiah Z. Smith
By: Jeremiah Z. Smith
Senior Executive Vice President/ Chief Operating Officer